UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 11, 2011

HIGHLAND BUSINESS SERVICES, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34642	26-1607874
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Avenida Fabricante, Suite 100 San Clemente, California	92672
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 276-5428

Copies of Communications to:
Stoecklein Law Group
Emerald Plaza
402 West Broadway
Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Officers.

On April 11, 2011, the Board of Directors appointed the following individuals to serve the Registrant as follows:

-	Mr. Alexander Chester to serve as Chief Officer of Operations
-	Mr. Bryan Ferre to serve as Chief Marketing Officer
-	Mr. Jordan Folsom to serve as Vice President of Training
-	Mr. Benjamin Ward to serve as Vice President of Sales & Marketing

Alexander Chester, 41, Chief Officer of Operations:  In 1999, Mr. Chester founded Blue Telecommunications Limited, a switch-less reseller, selling low cost minutes, NGN, data, wireless and VOIP products. In 2002 after a successful year generating revenues over 47 million GBP, Blue Telecommunications was acquired by MDS Telecommunication Group. In 2002, Mr. Chester left the partnership venturing into the Export Finance sector. Working in the export finance sector Mr. Chester responsibilities were focused on the operations of the organization in the roles of Managing Director and COO, reporting and communicating with investors. Over a period of six years he has raised over $12 million in funding with the responsibility of delivering to plan, and communicating with investors. During this time revenues were generated exceeding $150 million.

Mr. Chester is Co-Founder of Elevate and has been a part of the team since September 2009. Mr. Chester began his working life in the Telecommunications sector working through the ranks of direct sales and account directorship for three of the top telco’s in the United Kingdom.

Bryan Ferre, 41, Chief Marketing Officer: Mr. Ferre began his career in 1991 as an Art Director. In 1998 Mr. Ferre became Senior Art Director for the worldwide Web properties of Intel when he joined EURO RSCG. After successfully launching four premiere Web sites including intel.com Mr. Ferre formed a technology marketing consulting firm in Washington DC to help clients make a successful transition to the Web. He was responsible for successful Web projects including the launch of Quadrem.com, a joint venture between five of the world’s largest mining companies. Mr. Ferre sold CIMBEO consulting to the Anderson Group in 2001. In 2002 Mr. Ferre began working with Firstline Security and was soon appointed Chief Marketing Officer. During his tenure at Firstline he directed the expansion of sales and marketing efforts throughout the United States. The Company added more than 200,000 customers during this expansion. Mr. Ferre left Firstline and founded Zipadi Technologies, a software Company delivering digital publishing services for the iPad and iPhone. Mr. Ferre joined Elevate as a consultant in 2008 and was appointed CMO in 2011.

Jordan Folsom, 27, Vice President of Training: Mr. Folsom has been involved in both door-to-door sales and telemarketing for over ten years and has consistently set records for the largest volume of personal sales in each Company he has worked with. He earned over a million dollars by the time he was twenty-four through reaching extremely high levels of success in direct sales. This level of income was reached primarily from personal sales but was also supplemented through recruiting, training and leading large sales teams.

Mr. Folsom is responsible for test marketing every product that comes through Elevate’s doors. He has spent hundreds of hours discovering and creating the most effective ways to market each product in Elevate’s bundle and close sales. He creates duplicable sales processes through online training programs, training DVD’s, audio CD’s, and training manuals. He also travels nationwide throughout the year training large groups of sales representatives. Mr. Folsom has the ability to recruit large sales organizations in a very short amount of time and effectively train them to bring large volumes of products directly to consumers, whether through direct door to-door contact, over the phone, or through a friend and family referral program. He trained the entire Elevate management team throughout the pre-launch in 2009 in large meetings and by taking all of the key players out on the doors and creating the sales approaches and training content that the Registrant’s reps carried with them throughout the year. His training program proved to be very successful in Elevate’s pre-launch.

Benjamin Ward, 30, Vice President of Sales and Marketing: Mr. Ward is one of the masterminds in the creation of Elevate Marketing Group. He has a passion for sales and marketing and a college background in business psychology. He started his business career in 1999 in the door-to-door field working with Wright Thurston. He started as a basic door-to-door representative and worked his way up to the highest executive position. From 2006-2008 Mr. Ward was the top Regional Vice-President for Firstline Security, an INC 500 Company. He was the highest personal producer and earner out of over 2,000 independent contractors with the Company. He earned just under $1 million in five years selling and leading his way to the top of that organization, all by the time he was 27 years old.

Mr. Ward has consistently demonstrated industry leading results within the door to door arena. Over the last four years, he has recruited over 2,500 sales reps, selected among the best from college campuses and reputable organizations all over the United States. He has also trained them on selling bundled service products door to door, overcoming the obstacles that come with meeting someone at their door to sell them products. In addition to his unique ability to recruit, retain, manage and lead large sales forces, Mr. Ward is a dynamic and highly skilled teacher and trainer. He has led hundreds of the ‘best of the best’ salesmen across the nation to personal success and huge financial earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLAND BUSINESS SERVICES, INC.

By: /s/ Donna S. Moore
Donna S. Moore, Chief Financial Officer

Date:  April 15, 2011